Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

XTO Energy Inc.

We consent to the use of our report dated February 24, 2010, with respect to the consolidated balance sheets of XTO Energy Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Fort Worth, Texas

March 23, 2010